Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Great Wolf Resorts, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Great Wolf Resorts, Inc. on Form S-3 (File No. 333-175930, effective September 1, 2011) and Form S-4 (File No. 333-169407 effective October 15, 2010) and Form S-8 (File No. 333-121434, effective December 20, 2004).

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin
February 23, 2012